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                                   EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made this 29th day of August, 2003, by and among Coach Industries Group, Inc., a Nevada corporation (the "ISSUER"), CTMC Acquisition Sub, Inc., a Florida corporation ("CTMC SUB") and Commercial Transportation Manufacturing Corporation, a New York corporation and affiliated entities (collectively "CTMC"), and the persons executing this Agreement listed on the signature page hereto (referred to collectively as "SHAREHOLDERS" and individually as "SHAREHOLDER") who own 100% of the outstanding shares of CTMC.

         WHEREAS, Shareholders own 100% of the issued and outstanding shares of the common stock of CTMC; and

         WHEREAS, Issuer desires to acquire 100% of the issued and outstanding shares of the common stock of CTMC in exchange for certain unissued shares of the common stock of Issuer (the "COMMON STOCK") so that CTMC will become wholly owned subsidiary of Issuer; and

         WHEREAS, Shareholders desire to exchange all of their CTMC shares of capital stock solely in exchange for the issuance shares of authorized but unissued Common Stock, $0.001 par value, of Issuer, as determined below, so that such exchange will constitute a tax-free share exchange under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                             EXCHANGE OF SECURITIES

         1.1 Exchange of Stock. Subject to the terms and conditions of this Agreement, the Issuer shall issue three million shares (3,000,000) of Common Stock to Elm Street Partners or such other entity as designated by the Issuer ("ELM"), in exchange for 100% of the outstanding shares of CTMC so that CTMC shall become a wholly owned subsidiary of the Issuer.

         1.2 Tax Free Share Exchange. No revenue ruling or opinion of counsel will be sought as to the tax-free nature of the subject stock exchange and such tax treatment is not a condition to closing herein.


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         1.3 CTMC as  Subsidiary.  Pursuant to the terms and  conditions of this
Agreement, immediately after the closing referenced herein, CTMC shall be wholly owned subsidiary of Issuer.

         1.4. 1933 Act The shares of Issuer to be issued to Elm and the shares of CTMC to be delivered at closing have not been registered under the Securities Act of 1933 (the "1933 ACT"), nor registered under any state securities law, and are "restricted securities" as that term is defined in Rule 144 under the 1933 Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act.

         1.5 Investment Intent. CTMC acknowledges that it has received assurances that Elm is acquiring the shares of Common Stock for Elm's own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the shares of Common Stock.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES


         2.1      Issuer represents and warrants to CTMC the following:

         i. Organization. Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the directors and shareholders of Issuer have been valid and in accordance with the laws of the State of Nevada. Coach Sub is a wholly owned subsidiary of Coach. The authorized capital stock of Coach Sub consists of 50,000,000 shares of common stock, no par value, which, prior to the issuance of shares hereunder, and at closing, there will be 1,000,000 shares issued and outstanding. All of the 1,000,000 shares issued and outstanding are owned by Coach.

         ii. Capital. The authorized capital stock of Issuer consists of 50,000,000 shares of Common Stock $0.001 par value, which, prior to the issuance of shares hereunder, and at closing, there will be 3,183,706 shares issued and outstanding. After the closing, there will be 6,183,706 shares issued and outstanding. All such outstanding shares shall be fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments

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                  obligating  Issuer to issue or to transfer  from  treasury any
                  additional   shares  of  its  capital   stock.   None  of  the
                  outstanding   shares  of  Issuer  are  subject  to  any  stock
                  restriction agreements. All of the shareholders of Issuer have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Nevada.

         iii. Stock Listing. The Issuer is subject to the reporting requirements of the Securities Exchange Act of 1934 and its common stock is listed or quoted on the OTC Bulletin Board under the symbol "CIGI".

         iv. Ability to Carry Out Obligations. Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of Issuer or upon the securities of Issuer to be acquired by Elm.

         v. Compliance with Laws. To the best of its knowledge, Issuer has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation.

         vi. Full Disclosure. None of the representations and warranties made by the Issuer, or in any certificate or memorandum furnished or to be furnished by the Issuer, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.


         2.2. CTMC and the Shareholders, jointly and severally, represent and warrant to Issuer the following:

         i. Organization. CTMC is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in New York. All actions taken by the directors and shareholders of CTMC have been valid and in accordance with the laws of the State of New York.

         ii. Capital. The Shareholders hold all the issued and outstanding shares of capital stock of CTMC (the "CTMC COMMON STOCK"). All such outstanding shares shall be fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Issuer to issue or to transfer from treasury any additional shares of its capital stock. None of the outstanding shares of CTMC are subject to any stock restriction agreements. All of the Shareholders of CTMC have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of New York.

         iii. Ability to Carry Out Obligations. CTMC and the Shareholders have the right, power, and authority to enter into and perform their respective obligations under this Agreement. The execution and delivery of this Agreement by CTMC and the Shareholders and the performance by CTMC and the Shareholders of their respective obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which CTMC or its Shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause CTMC or the Shareholders to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of CTMC or the Shareholders.

         iv. Compliance with Laws. To the best of the knowledge of CTMC and the Shareholders, CTMC has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation.

         v. Full Disclosure. None of the representations and warranties made by CTMC and the Shareholders, or in any certificate or memorandum furnished or to be furnished by CTMC and the Shareholders, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.


                                   ARTICLE III

                                     CLOSING

         3.1 Closing. The closing of this transaction shall take place at the offices of International Equities and Finance, LLC, 9600 West Sample Road, Coral Springs Fl. 33065. The closing shall occur on September 1, 2003 (the "CLOSING DATE").

         3.2      Documents to Be Delivered At Closing by the Issuer.

         i. Board of Directors consents authorizing this transaction and the issuance of a certificate or certificates for the shares of Common Stock to be issued pursuant to this Agreement.

         ii. Articles of Merger to be filed with the States of New York and Nevada respectively.




         3.3      Documents to Be Delivered At Closing by CTMC.

         i. Board of Directors and shareholders consent authorizing this transaction.

         ii. Delivery to the Issuer of certificates representing 100% of the issued and outstanding stock of CTMC.

         iii. Articles of Merger to be filed with the States of New York and Nevada respectively.


                                   ARTICLE IV

                TREATMENT OF SHARES OF CTMC, COACH SUB AND COACH

         The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the securities of each of the entities are as follows:

         i. All of the outstanding shares of CTMC Common Stock shall be converted by virtue of the Merger at the Closing Date into an equal number of shares of Coach SUB common stock (the "Merger Securities"). On or before the Closing Date, each Shareholder shall surrender of their outstanding shares of CTMC Common Stock existing immediately prior to the Closing. Until so surrendered, any outstanding certificates or other documentation which, prior to the Closing Date, represented outstanding shares of CTMC Common Stock, shall be deemed for all corporate purposes to be surrendered. Upon such surrender, shares of CTMC Common Stock so surrendered shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

         ii. All of the Merger Securities shall be converted by virtue of the Merger immediately after the Closing Date into, in the aggregate, Coach shares of common stock and shall be retired.


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         iii.     The separate  existence  and corporate  organization  of Coach
                  SUB, except insofar as it may be continued by statute, shall cease immediately after the Closing Date.





                                    ARTICLE V

                 RIGHTS AND LIABILITIES OF SURVIVING CORPORATION

         On and after the Closing Date, Coach, as the surviving entity of the Merger, shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers and franchises, both public and private and all of the property, real, personal and mixed, of CTMC; all debts due to CTMC on whatever account shall be vested in Coach; all claims, demands, property, rights, privileges, powers, franchises and every other interest of CTMC shall be as effectively the property of Coach as they were of CTMC; the title to any real estate by deed or otherwise in CTMC shall not revert or be in any way impaired by reason of the Merger, but shall be vested in Coach; all rights of creditors and all liens upon any property of CTMC shall be preserved unimpaired, limited in lien to the property affected by such lien at the Closing Date; all debts, liabilities and duties of CTMC shall thenceforth attach to Coach and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; and Coach shall indemnify and hold harmless CTMC and the officers and directors of CTMC against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

                                   ARTICLE VI

                          FURTHER ASSURANCES OF TITLE.


         As and when requested by Coach, or by any of its successors or assigns, CTMC or the Shareholders shall execute and deliver, or cause to be executed and delivered, all such deeds and instruments and will take or cause to be taken all such further action as Coach may deem necessary or desirable in order to vest in and confirm to Coach title to and possession of the property acquired by Coach by reason or as a result of the Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of Coach and CTMC are fully authorized in the name of Coach or CTMC or otherwise to take any and all such action.





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                                   ARTICLE VII

                                  MISCELLANEOUS

         i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         ii. No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         iii. Jurisdiction. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of New Nevada. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Nevada. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

         iv. Notices. All notices requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

                      (a)     If to Coach:

                              c/o International Equities and Finance, LLC
                              9600 W. Sample Road, Ste. 505
                              Coral Springs Florida 33065

                              With a copy to:

                              Joseph I. Emas
                              Attorney at Law
                              1224 Washington Avenue
                              Miami Beach, Florida 33139

                      (b)     If to the CTMC or the Shareholders:

                              Commercial     Transportation    Manufacturing
                              Corporation


         v. Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

         vi. Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

         vii. Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

         viii. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned has executed this Agreement on this 29th day of August, 2003.

COACH INDUSTRIES GROUP, INC.                   COMMERCIAL TRANSPORTATION
                                               MANUFACTURING CORPORATION

By: _______________________                    By: _______________________
Title:______________________                   Title:______________________

SHAREHOLDERS
By: _______________________

By: ________________________

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